Exhibit 99.2
Entropic Reports Fourth Quarter and Fiscal Year 2014 Results

Fourth Quarter Revenue of $43 Million

Previously Announced Restructuring Plan on Track

Entropic to be Acquired by MaxLinear for $287 million in Cash and Stock

SAN DIEGO, February 3, 2015 - Entropic (NASDAQ: ENTR), a world leader in semiconductor solutions for the connected home, today reported its fourth quarter and fiscal year results for the period ended December 31, 2014.
Also today, Entropic and Maxlinear, Inc. (NYSE: MXL) announced that they have entered into a definitive agreement pursuant to which Maxlinear will acquire Entropic in a combined stock and cash transaction valued at $287 million, based on MaxLinear’s closing stock price on February 2, 2015. Please refer to a joint press release issued by the parties today for additional details regarding the transaction.
“Today's announcement represents a successful conclusion of our Board’s strategic review to enhance shareholder value,” said Ted Tewksbury, interim president and chief executive officer, Entropic.  “We conducted a very robust process resulting in today's announcement which will deliver cash value to our shareholders while enabling them to benefit from the increased scale and synergies of the combined company.”
Entropic reported fourth quarter net revenues of $42.6 million. This compares to net revenues of $43.2 million in the third quarter of 2014.
In accordance with U.S. generally accepted accounting principles (GAAP), the Company's fourth quarter net loss was $25.4 million, or $0.28 per share (basic and diluted). This compares with GAAP net loss of $27.6 million, or $0.31 per share (basic and diluted) in the third quarter of 2014. GAAP net loss includes charges of $13.7 million for the fourth quarter and $9.6 million for the third quarter in connection with the Company’s previously announced restructuring plan.
Non-GAAP net loss in the fourth quarter was $5.7 million, or $0.06 per share (basic and diluted), compared to non-GAAP net loss of $10.0 million, or $0.11 per share (basic and diluted) in the third quarter of 2014.
Net revenues for the year ended December 31, 2014 were $191.6 million, compared with net revenues of $259.4 million for the year ended December 31, 2013. Net loss computed in accordance with GAAP for the year ended December 31, 2014 was $98.1 million, or $1.09 per share (basic and diluted), compared with GAAP net loss of $66.2 million, or $0.73 per share (basic and diluted), for the year ended December 31, 2013.
Non-GAAP net loss for the year ended December 31, 2014 was $41.4 million, or $0.46 per share (basic and diluted), compared to non-GAAP net loss of $10.4 million, or $0.11 per share (basic and diluted) for the year ended December 31, 2013.

FINANCIAL GUIDANCE
"The Company remains on track to achieve the financial targets we outlined in November," said David Lyle, chief financial officer, Entropic. "For the first quarter, we expect a sequential improvement in revenues of two to three million dollars primarily because we are seeing healthy orders for STB SoC’s used in HD-DTA’s for several cable PayTV service providers. Based on historical ordering patterns, we believe ordering will be heavier in the first half of the year for HD-DTA’s versus the second half of the year. On the bottom line, we expect first quarter earnings of 4 cents per share on a non-GAAP basis. We intend to end the quarter with greater than $100 million in cash and investments on the balance sheet."

Guidance for the Three Months Ending March 31, 2015
Three Months Ending March 31, 2015
Total net revenue	$45 to $46 million
Gross margin (Non-GAAP)	53%
Research & development and selling, general, and administrative expenses (Non-GAAP)	$20 to $21 million
For a reconciliation, please see the table included at the end of this release.

CONFERENCE CALL
MaxLinear and Entropic management will host a conference call at 2:00 p.m. Pacific / 5:00 p.m. Eastern to discuss today's announcement. Supporting materials for the conference call, including a presentation, will be available on the Investor Relations sections of MaxLinear’s and Entropic's websites at www.maxlinear.com and www.entropic.com, respectively.

Interested parties may access the conference call via any of the following:
Teleconference:         1-888-337-8198 / International:1-719-325-2402
Access Code:        3138635
Web Broadcast:         http://edge.media-server.com/m/p/bh9atvf5/lan/en
Replay:             1-888-203-1112 / International:1-719-457-0820
Replay Passcode:    3138635

Due to the pending acquisition by MaxLinear, Entropic’s fourth quarter and full-year 2014 earnings conference call, originally scheduled for this afternoon, is canceled.

About Entropic
Entropic™ (Nasdaq:ENTR) is a world leader in semiconductor solutions for the connected home. The Company transforms how traditional HDTV broadcast and IP-based streaming video content is seamlessly, reliably, and securely delivered, processed, and distributed into and throughout the home. Entropic's next-generation Set-top Box (STB) System-on-a-Chip (SoC) and Connectivity solutions enable Pay-TV operators to offer consumers more captivating whole-home entertainment experiences by transforming the way digital entertainment is delivered, connected and consumed - in the home and on the go. For more information, please visit Entropic at: www.entropic.com, read our blog Entropic Topics, or get social with us at @Entropic_News, or on Facebook, Google+, YouTube and LinkedIn.

Non-GAAP Financial Measures
This press release and the accompanying tables contain the following non-GAAP financial measures: net loss and net loss per share. These non-GAAP financial measures exclude the effects on the Statement of Operations of all forms of stock-based compensation, transaction and integration costs, amortization of intangible assets, losses related to equity method investment, impairment of investment, the impact of fair value adjustments related to contingent consideration payable in the acquisition of PLX Technology assets, the deferred tax asset valuation allowance, the cash tax difference, intellectual property litigation costs, asset impairment charges and restructuring charges.

Management uses these non-GAAP financial measures to manage the Company's business, including setting operating budgets and executive compensation plans. These non-GAAP measures are also used to (i) supplement the financial results and forecasts reported to the Company's board of directors, (ii) evaluate the Company's operating performance, (iii) compare the Company's performance to internal forecasts, and (iv) manage the Company's business and benchmarking performance internally. The non-GAAP measures have been made available to stockholders consistently in the past to provide transparency on how management manages the Company's operating performance. Management believes that these non-GAAP operating measures are useful to investors, when used as a supplement to GAAP measures, in evaluating the Company's ongoing operational performance.

The non-GAAP financial measures disclosed by the Company should not be considered in isolation or a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Where You Can Find Additional Information
In connection with Entropic’s pending acquisition by MaxLinear, MaxLinear will file a registration statement on Form S-4containing a joint proxy statement/prospectus of Entropic and MaxLinear and other documents concerning the proposed acquisition with the Securities and Exchange Commission (the "SEC"). ENTROPIC URGES INVESTORS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ENTROPIC, MAXLINEAR AND THE PROPOSED TRANSACTION. Investors may obtain free copies of the joint proxy statement/prospectus (when available) and other documents filed by Entropic and MaxLinear with the SEC at the SEC’s website at www.sec.gov.. Free copies of the joint proxy statement/prospectus (when available) and Entropic’s other SEC filings are also available on Entropic’s website at http://www.entropic.com/.

Entropic, MaxLinear and their respective directors, executive officers, certain members of management and certain employees may be deemed, under SEC rules, to be participants in the solicitation of proxies with respect to the proposed transaction. Information regarding Entropic’s officers and directors is included in Entropic’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 3, 2014 with respect to its 2014 Annual Meeting of Stockholders. This document is available free of charge at the SEC’s website at www.sec.gov or by going to Entropic’s Investors page on its corporate website at http://www.entropic.com/. Information regarding MaxLinear’s officers and directors is included in MaxLinear’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 17, 2014 with respect to its 2014 Annual Meeting of Stockholders. This document is available free of charge at the SEC’s website at www.sec.gov or by going to MaxLinear’s Investors page on its corporate website at www.MaxLinear.com. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed merger, and a description of their direct and indirect interests in the proposed merger, which may differ from the interests of Entropic stockholders or MaxLinear stockholders generally, will be set forth in the joint proxy statement/prospectus when it is filed with the SEC.

Forward-Looking Statements
Statements in this press release that are not strictly historical in nature constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, statements regarding our financial targets, strategy and restructuring plan, our product and market leadership in our core markets, our technology and competitive advantages, our ability to invest in product development and drive future revenue growth and the timing and expected benefits of the proposed merger with MaxLinear. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Entropic's actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks associated with our restructuring activities, our ability to retain key employees, our dependence on a limited number of supply chain partners for the manufacture of our products and other factors that could affect our ability to meet customer demand; our dependence on a limited number of customers and, ultimately, service providers for a substantial portion of our revenues; the ability of our customers or the service providers who purchase their products to successfully compete and continue to grow in their markets; the continued development of the market for High Definition (HD) video and other multi-media content delivery and networking solutions; risks associated with competing against larger and more established companies and our ability to compete successfully in the connected home entertainment market; risks associated with timely development and introduction of new or enhanced products including those associated with IP Video delivery; risks related to international operations; risks related to intellectual property, including third party licensing or patent infringement claims; the risk that the proposed merger with MaxLinear may be delayed or may not be consummated due to the failure of Entropic or MaxLinear stockholders to approve the proposed transactions, the failure to obtain required regulatory clearances or the failure of other closing conditions to be satisfied in the time period that the parties expect or at all, and other factors discussed in the "Risk Factors" section of Entropic's Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.  All forward-looking statements are qualified in their entirety by this cautionary statement. Entropic is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Copyright © 2015 Entropic. All rights reserved. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

Entropic Contact:
Debra Hart
+1 858.768.3852
debra.hart@entropic.com

# # #

Entropic Non-GAAP Gross Profit & Operating Expenses Reconciliation to GAAP

Q1 2005 Guidance
Non-GAAP Gross Profit Percentage	53%
Stock-Based Compensation	(0%)
Amortization of Purchased Intangibles	(6%)
GAAP Gross Profit Percentage	47%

Q1 2005 Guidance
GAAP Operating Expenses	$26.3 - $27.3
Stock-Based Compensation	(3.0)
Restructuring and Impairment Charges	(2.0)
Amortization of Purchased Intangibles	(0.3)
IP Litigation	(0.0)
MaxLinear M&A Transaction Expenses	(1.0)
Non-GAAP Operating Expenses	$20.0 - $21.0

ENTROPIC COMMUNICATIONS, INC.
GAAP Condensed Consolidated Statements of Operations
(In thousands, except for per share information)

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(unaudited)	(unaudited)	(unaudited)

Net revenues	$42,586	$43,178	$57,931	$191,619	$259,376
Cost of net revenues	21,504	20,609	30,137	98,368	134,974
Gross profit	21,082	22,569	27,794	93,251	124,402
Operating expenses:
Research and development	21,679	29,073	29,622	117,234	114,536
Sales and marketing	5,125	5,923	6,273	24,371	24,882
General and administrative	5,570	5,435	5,125	23,258	22,415
Amortization of intangibles	255	256	444	1,244	2,312
Restructuring charges	8,393	2,186	—	12,375	1,694
Impairment of assets	5,301	7,386	—	12,687	—
Total operating expenses	46,323	50,259	41,464	191,169	165,839
Loss from operations	(25,241)	(27,690)	(13,670)	(97,918)	(41,437)
Loss related to equity method investment	—	—	—	—	(1,115)
Impairment of investment	—	—	—	—	(4,780)
Other income, net	432	176	435	881	1,582
Loss before income taxes	(24,809)	(27,514)	(13,235)	(97,037)	(45,750)
Income tax provision (benefit)	576	123	(1,333)	1,087	20,404
Net loss	$(25,385)	$(27,637)	$(11,902)	$(98,124)	$(66,154)

Net loss per share - basic and diluted	$(0.28)	$(0.31)	$(0.13)	$(1.09)	$(0.73)
Weighted average number of shares used to compute net loss per share - basic and diluted	90,562	89,293	91,293	89,783	90,494

ENTROPIC COMMUNICATIONS, INC.
GAAP Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2014	September 30, 2014	December 31, 2013
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,307	$10,350	$16,298
Marketable securities	79,397	78,331	71,922
Accounts receivable	27,795	29,435	30,204
Inventory	10,404	14,492	13,503
Deferred tax assets, current	299	51	51
Prepaid expenses and other current assets	7,337	14,056	18,739
Total current assets	142,539	146,715	150,717
Property and equipment, net	17,413	23,502	17,994
Long-term marketable securities	9,126	18,817	69,534
Intangible assets, net	33,588	36,561	47,326
Goodwill	4,688	4,688	4,688
Other long-term assets	2,807	3,815	5,001
Total assets	$210,161	$234,098	$295,260
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,210	$11,411	$8,601
Accrued expenses and other current liabilities	9,573	7,055	6,318
Accrued payroll and benefits	8,387	9,933	7,077
Total current liabilities	25,170	28,399	21,996
Deferred rent	6,350	6,277	1,751
Other long-term liabilities	2,381	2,069	1,688
Stockholders' equity	176,260	197,353	269,825
Total liabilities and stockholders' equity	$210,161	$234,098	$295,260

ENTROPIC COMMUNICATIONS, INC.
Unaudited Reconciliation of Non-GAAP Adjustments
(In thousands, except for per share information)

This press release contains the following non-GAAP financial measures: net loss and net loss per share. The presentation of such measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Our non-GAAP net loss and net loss per share exclude the items listed below.
The following table sets forth such non-GAAP measures for the applicable periods as well as the reconciliation of such measures to the directly comparable GAAP measures for the periods shown.

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
GAAP net loss	$(25,385)	$(27,637)	$(11,902)	$(98,124)	$(66,154)
Non-GAAP adjustments:
Stock-based compensation:
Cost of net revenues	58	116	203	429	861
Research and development	1,072	2,898	3,099	10,707	9,829
Sales and marketing	197	633	561	2,164	1,885
General and administrative	1,412	955	1,090	4,471	4,199
Total stock-based compensation	2,739	4,602	4,953	17,771	16,774
Amortization of intangible assets:
Cost of net revenues	2,718	2,718	2,717	10,869	9,598
Operating expenses	255	256	444	1,244	2,312
Transaction and integration costs	—	—	—	—	244
Loss related to equity method investment	—	—	—	—	1,115
Impairment of investment	—	—	—	—	4,780
Adjustments to the fair value of PLX acquisition contingent consideration	—	—	—	—	(131)
Cash tax difference (1)	486	(53)	(1,814)	454	(7,278)
Deferred tax asset valuation allowance	—	—	—	—	26,695
Impairment of assets	5,301	7,386	—	12,687	—
IP litigation costs (2)	(173)	590	—	1,373	—
Restructuring charges (3)	8,393	2,186	—	12,375	1,694
Total of non-GAAP adjustments	19,719	17,685	6,300	56,773	55,803
Non-GAAP net loss	$(5,666)	$(9,952)	$(5,602)	$(41,351)	$(10,351)
Weighted average shares (basic)	90,562	89,293	91,293	89,783	90,494
Adjustment for dilutive shares	—	—	—	—	—
Weighted average shares (diluted)	90,562	89,293	91,293	89,783	90,494
GAAP net loss per share (basic and diluted)	$(0.28)	$(0.31)	$(0.13)	$(1.09)	$(0.73)
Non-GAAP adjustments detailed above	0.22	0.20	0.07	0.63	0.62
Non-GAAP net loss per share (diluted)	$(0.06)	$(0.11)	$(0.06)	$(0.46)	$(0.11)
(1)    Non-GAAP net loss per share is calculated using the cash tax rate of (2)%, (2)%, and (9)% for the three month periods ended December 31, 2014, September 30, 2014 and December 31, 2013, respectively, and (2)% and (11)% for the years ended December 31, 2014 and 2013, respectively. The estimated cash tax rate is the estimated tax payable on our projected tax returns as a percentage of estimated annual non-GAAP pre-tax net loss. We use an estimated cash tax rate to adjust for the historical variation in the effective book tax rate associated with the valuation allowance adjustments, the utilization of research and development tax credits, and the utilization of loss carryforwards which currently have an overall effect of reducing taxes payable. We believe that the cash tax rate provides a more transparent view of our operating results. The effective tax rate used for the purposes of calculating GAAP net loss was (2)%, 0%, and 10% for the three month periods ended December 31, 2014, September 30, 2014 and December 31, 2013, respectively, and (1)% and (45)% for the years ended December 31, 2014 and 2013, respectively.
(2)    While litigation may arise in the ordinary course of our business, we nevertheless consider our intellectual property litigation with ViXS Systems, Inc. in 2014 to be an unusual, non-recurring and unplanned activity and therefore exclude this charge when presenting non-GAAP financial measures.
(3)    In November 2014, we announced a corporate restructuring plan to advance our refocused strategy. The restructuring plan is expected to results in a workforce reduction of approximately 200 positions, constituting approximately 40 percent of Entropic's global workforce and includes facilities in Shanghai, China, Belfast, Northern Ireland and San Jose, California.
In June 2014, we announced a corporate restructuring plan to accelerate our path to profitability. The restructuring plan includes the closures and consolidations of several global facilities including facilities located in Austin, Texas; India; Taiwan and Israel. Approximately 150 positions were eliminated in connection with the restructuring plan, representing about 23% of our work force.
We recorded restructuring charges of $8.4 million and $12.4 million during the three and twelve months ended December 31, 2014 for both of these actions. We expect to incur a total restructuring charge of approximately $14.2 million, all of which is expected to be cash expenditures.
In June 2013, we incurred a restructuring charge of $1.8 million pursuant to a plan to rebalance our operations in an attempt to leverage synergies from our acquisitions and refine our business operations. This plan resulted in a reduction of our personnel by 66 employees, or approximately 10% of our work force.